Exhibit E.2
SELLING AGREEMENT
SMITH HAYES FINANCIAL SERVICES CORPORATION
FREEDOM FUNDS MANAGEMENT COMPANY
                                      Date

Name of Firm

Address of Principal Office

City, State, Zip Code
     Gentlemen:
     We are the distributor and principal underwriter of the shares of Colorado BondShares — A Tax-Exempt Fund (the “Shares”) for which Freedom Funds Management Company, a Delaware corporation, provides investment advisory services. We understand that you are a member of the National Association of Securities Dealers, Inc. On the basis of such understanding, we invite you to participate in distributing the Shares of the Fund on the following terms:
     1. You and we agree to abide by the Conduct Rules of the NASD and any other regulation and guidelines of the NASD and to all other rules and regulations that are now or may become applicable to transactions hereunder.
     2. Orders for Shares received from you and accepted by the Fund will be at the public offering price at the time of such acceptance as established pursuant to the then effective Prospectus of the Fund. The procedure relating to the handling of orders shall be subject to instructions which we shall forward from time to time.
     You agree that you are responsible for knowing the provisions and policies of the Fund related to breakpoints and for applying those provisions and policies to the sale of Shares. Moreover, you agree that you will not combine customer orders to reach breakpoints in commissions or for any other purposes whatsoever unless authorized by the then current Prospectus or by us in writing. You further agree that you will not withhold placing customers’ orders for Shares so as to profit yourself as a result of such withholding or place orders for

Shares in amounts just below the point at which sales charges are reduced so as to benefit from a higher sales charge applicable to an amount below a breakpoint. You further agree that you will place orders immediately upon their receipt and will not withhold any order so as to profit therefrom. Finally, you agree to maintain policies and procedures, including supervisory procedures, reasonably designed to ensure that customers are apprised of, and receive, breakpoint opportunities. You agree to provide us, upon reasonable request, with a copy of such policies and procedures and such other documentation that will allow us to satisfy our supervisory and/or compliance obligations under the applicable laws, rules and regulations of the NASD and the SEC.
     All orders are subject to acceptance by the Fund, which reserves the right in its sole discretion to reject any order in whole or in part.
     3. As a participant, you agree to purchase Shares only through us or from our customers. Purchases through us shall be made only for the purpose of covering purchase orders already received from your customers or for your own bona fide investment, and we agree that we will not place orders for the purchase of Shares except to cover purchase orders already received by us.
     4. You agree to sell Shares only (a) to your customers at the public offering price then in effect or (b) to us as agent for the Fund or the Fund itself at the redemption price as described in the Prospectus. At the present time, the Fund is not sold with a redemption fee and the Fund’s Board of Trustees has determined that the imposition of a redemption fee as would otherwise be required by Rule 22c-2 is not now necessary or appropriate for the Fund. In the future, however, the Fund may adopt a redemption fee and may, from time to time, determine that certain trading practices could potentially dilute the value of the outstanding securities issued by the Fund. Accordingly, you agree to execute any instructions from the Fund to restrict or prohibit further purchases or exchanges of Fund shares by a shareholder who has been identified by the Fund as having engaged in transactions of Fund shares (directly or indirectly through the intermediary’s account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of outstanding securities issued by the Fund.
     5. (a) We reserve the right in our discretion without notice to you to suspend sales or withdraw the offering of Shares entirely, or to modify or cancel this Agreement. This Agreement shall be construed in accordance with the laws of the State of Colorado. All sales shall be subject to the terms and provisions set forth in the Fund’s then effective Prospectus. (b) Amendments to this Agreement shall take effect (10) days after the date sent to you by the undersigned unless another date is mutually agreed to by the parties.
     6. No person is authorized to make any representation concerning the Fund or its Shares except those contained in the then effective Prospectus and any such information (including any applicable Statement of Additional Information) as may be approved by the Fund as information supplemental to the Prospectus. In purchasing Shares through us, you shall rely solely on the representations contained in the then effective Prospectus and supplemental information above-mentioned. We may not use your name without prior written approval.

     7. Additional copies of a then effective Prospectus and information issued as supplemental to such Prospectus (including any applicable Statement of Additional Information) will be supplied by us to you in reasonable quantities upon request.
     8. In no transaction shall you have any authority whatever to act as agent of the Fund or of us or any other Participant, and nothing in this Agreement shall designate you or the Fund the agent of the other. In all transactions in these Shares between you and us, we are acting as agent for the Fund and not as principal.
     9. All communications to us shall be sent to 200 Centre Terrace, 1225 L Street, Lincoln, NE 68508. Any notice to you shall be duly given, if mailed or telegraphed to you at your address as registered from time to time with the National Association of Securities Dealers, Inc.
     10. (a) This Agreement may be terminated without penalty upon written notice by either party at any time, and shall automatically terminate upon its attempted assignment, or upon the happening of any event that terminates the Fund’s Distribution Agreement with us, unless the Fund appoints a successor to us under this Agreement. Any such successor shall execute an instrument whereby they agree to assume all of our responsibilities under this Agreement and, thereon, the resignation or removal of us shall become effective and such successor, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of us hereunder. Accrued but unpaid fees shall be paid to you notwithstanding the termination of this Agreement. This Agreement shall automatically terminate if you are expelled or suspended as a member of the NASD on the effective date of such suspension or expulsion. You agree to notify us in writing upon the occurrence of any such event.
     11. (a) By accepting this Agreement, you represent and warrant that you are (i) registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”) (ii) qualified to act as a broker-dealer in the states or other jurisdictions where you transact business, (iii) a member in good standing of the NASD and (iv) have been duly authorized by proper corporate action to enter into this Agreement and perform your obligatory hereunder. You agree that you will maintain such registrations, qualifications, and membership in good standing and in full force and effect throughout the term of this Agreement to permit you to do business and perform the obligations and services hereunder and that you will not offer to sell the Shares in any state or jurisdiction where they may not lawfully be offered or sold or where you are not qualified to act as dealer. You further represent and warrant that you have implemented and will maintain effective internal procedures and controls with respect to the transmission and communication of orders for Fund transactions that are reasonably designed to prevent or detect on a timely basis your customer’s orders received after the New York Stock Exchange (“NYSE”) market close from being aggregated with orders received before the NYSE market close, and to minimize errors that could result in the late transmission of orders to the Fund. You further represent that you will comply with all rules and regulations of the Securities and Exchange Commission (“SEC”), NASD and, if applicable, the National Securities Clearing Corporation. You further represent and warrant that you have in place an anti-money laundering program (“AML Program”) that is reasonably designed to comply with applicable laws and regulations, including the relevant provisions of the USA PATRIOT Act as amended and all implementing rules and regulations, as well as all related governmental and self-regulatory organization rules and regulations. As part of your AML Program, you will take steps to identify customers for whom it acts in its dealings with the Fund and will monitor customer transactions in order to detect and, where appropriate, report suspicious activities. You agree to promptly notify us should you become aware of any change in or inability to comply with the above representation and warranties and upon our request, you agree to promptly provide us with documentation relative to your policies and information regarding specific accounts to permit compliance with applicable law.
     You further agree that each partner, director, officer, employee or agent of yours who will participate or otherwise be involved in the offer or sale of the Shares of the Fund or the performance by you of your duties and activities under this Agreement is either appropriately licensed or exempt from such licensing requirements by the appropriate regulatory agency of each state or other jurisdiction in which you offer and sell Shares of the Fund.
     You further agree to maintain all records required by applicable state and federal laws relating to the offer and sale of Shares, and upon our reasonable request or the request of the Fund, to make these records available to us or the Fund. You agree to furnish to us your customer’s taxpayer identification numbers or social security numbers and you will not open an account without providing us with such number for a customer. You further agree to furnish to us the certification from your customers required under the Internal Revenue Code and any applicable Treasury regulations, and to provide us or our designees with timely written notice of any failure to obtain such certification to enable the implementation of any required backup withholding.
     (b) We represent that we are registered as a broker-dealer under the 1934 Act and are a member in good standing of the NASD. We agree that we shall maintain such registration and membership in good standing and in full force and effect throughout the term of this Agreement. We will inform you of those jurisdictions where a Fund’s Shares are available for sale. We will promptly inform you if the registration of a Fund’s Shares is terminated in any jurisdiction. We further agree to comply with all applicable federal laws, the laws of the states or other jurisdictions concerned, and the rules and regulations promulgated thereunder, and with the Conduct Rules of the NASD.
     (c) You and we agree and each acknowledge that certain information made available to the other party hereunder may be deemed nonpublic personal information under the Gramm-Leach Bliley Act, other federal or state privacy laws (as amended) and the rules and regulations promulgated thereunder (collectively, the “Privacy Laws”). You and we agree (i) not to disclose or use such information except as required to carry out their respective duties under this Agreement or as otherwise permitted by law in their ordinary course of business, (ii) to establish and maintain procedures reasonably designed to assure the security and privacy of all such information and (iii) to cooperate with each other and provide reasonable assistance in ensuring compliance with such Privacy Laws to the extent applicable to either or both parties. This provision shall survive termination of this Agreement.
     12. We expect you to provide distribution and marketing services in the promotion of the Shares, including furnishing services and assistance to your customers who own Shares. For such services and assistance to your customers who own Shares, we will pay you a fee, as agreed between us, as set forth in Exhibit A to this Agreement. You will furnish the Fund and us with such information as may be reasonably requested by the Fund or its directors or by us with respect to fees paid to you pursuant to this Agreement.
     13. We warrant to you that neither SMITH HAYES Financial Services Corporation or any affiliate of Freedom Funds Management Company will utilize the names of persons obtained from you in connection with the sale of units of this Fund, to solicit or contact such persons in an attempt to sell or market any security or financial product.
     14. This Agreement shall become effective upon receipt by us of a signed copy hereof, and shall continue in effect until and unless terminated (i) pursuant to Section 10, above, or (ii) on account of a violation of any representation contained in Sections 2 and 11. This Agreement shall supersede all prior selling agreements with you relating to the Shares. This Agreement may not be amended, except in writing, approved and signed by each of the parties hereto. Any such amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.
     15. (a) We agree to indemnify and hold harmless you and your officers, directors, employees, agents, affiliates and every person, if any, who controls you within the meaning of the Securities Act of 1933, as amended (the “1933 Act”) (collectively, the “Indemnified Parties” for purposes of this Section 15.
(a)) against any losses, claims expenses, damages or liabilities (including amounts paid in settlement thereof) or litigation expenses (including legal and other expenses)(collectively, “Losses”), to which the Indemnified Parties may become subject, insofar as such Losses result from (i) breach by us of a provision of this Agreement or (ii) any misstatement of material fact in the then effective Prospectus, Statement of Additional Information, or other materials produced by us which describes a fund or an omission of material fact necessary to be stated therein in order for the statements made therein not to be misleading. We will reimburse any legal or other expenses reasonably incurred by the Indemnified Parties in connection with investigating or defending any such Losses. We shall not be liable for indemnification hereunder if such losses are attributable to your willful malfeasance, bad faith or gross negligence in performing your obligations under this agreement. (b) You agree to indemnify and hold harmless us and our respective officers, directors, employees, agents, affiliates and every person, if any, who controls us within the meaning of the Act of 1933, (collectively, the “Indemnified Parties” for purposes of this Section 15 (b)) against any Losses to which the “Seller Indemnified Parties” for purposes of this Section 15 (b)) against any Losses to which the Dealer Indemnified Parties may become subject, insofar as such Losses result from a breach by you of a provision of this Agreement or a violation of applicable law in connection with the offer and sale of a Fund’s Shares. You agree to reimburse any legal or other expenses reasonably incurred by the Indemnified Parties in connection with investigating or defending any such Losses. You shall not be liable to the Dealer Indemnified Parties for indemnification hereunder if such losses are attributable to willful malfeasance, bad faith or gross negligence.

     16. Any controversy or claims arising out of, or related to, this Agreement, its termination or breach thereof, shall be settled by binding arbitration before a panel of arbitrators selected by the NASD in accordance with applicable rules of the NASD at the time of arbitration. The arbitrator’s decision shall be binding and final, and judgment upon the award rendered may be entered in any court having jurisdiction thereof.
     17. Each party acknowledges and agrees that this Agreement and the arrangement described herein are intended to be non-exclusive and that each of the parties is free to enter into similar arrangements and arrangements with other entities.
     18. The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision of this Agreement; and if any provision is held to be enforceable as a matter of law, the other provisions shall not be affected thereby and shall remain in full force and effect and the invalid, illegal or unenforceable provisions shall be deemed never to have constituted part of this Agreement.

SMITH HAYES FINANCIAL SERVICES CORPORATION
By
Allen J. Moore, President

The undersigned accepts your invitation to participate in distributing the Shares of the Fund and agrees to abide by the foregoing terms and conditions. The undersigned acknowledges receipt of Prospectuses of the Fund for use in connection with this offering.
Dated:

(Dealer)

Authorized Signature

Print Name and Title

Address

Phone (___)

Please return signed copies to:
COLORADO BONDSHARES
One Tabor Center
1200 17th Street, Suite 850
Denver, CO 80202-5808

EXHIBIT A TO SELLING AGREEMENT
SALES CHARGES:

Investment Amount	Full Sales Charge	Broker Reallowance

$1 to $99,999	4.75%	4.35%
$100,000 to $249,999	3.50%	3.00%
$250,000 to $499,999	2.50%	2.00%
$500,000 to $999,999	2.00%	1.50%
$1,000,000 to $3,999,999	1.00%	.90%
$4,000,000 and above	.20%	.15%